Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of December 31, 2013.

NAME	WHERE INCORPORATED
Aldagen, Inc.	Delaware
Cytomedix Acquisition Company, LLC	Delaware